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                                                                     EXHIBIT 5.1


                        [HUNTON & WILLIAMS LETTERHEAD]

                                                           FILE NO. 51708.000002


                               January 23, 1997



Board of Directors
Template Software, Inc.
45365 Vintage Park Plaza
Dulles, VA  20166



                   COMMON STOCK OF TEMPLATE SOFTWARE, INC.


Gentlemen:

         At your request, we have examined the Registration Statement on Form S-1, File No. 333-17063 (the "Registration Statement"), filed by Template Software, Inc., a Virginia corporation (the "Company") with the Securities and Exchange Commission on November 27, 1996, in connection with the registration of 2,415,000 shares (the "Shares") of the Company's Common Stock under the Securities Act of 1933, as amended. We are familiar with the proceedings undertaken by the Company in connection with the authorization, issuance and sale of the Shares. Additionally, we have examined such questions of law and fact as we considered necessary or appropriate for purposes of this opinion.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and, upon issuance, delivery and payment therefor as contemplated by the form of Underwriting Agreement filed previously as Exhibit
1.1 to the Registration Statement, will be validly issued, fully paid and non-assessable.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference of our firm contained in the "Legal Matters" paragraph of the prospectus included therein.



                                                    Very truly yours,

                                                    /s/ HUNTON & WILLIAMS